Exhibit 10.18

Peraso Technologies Inc. 144 Front St W Ste 685 Toronto, Ontario M5J 2L7

April 15, 2022

Bradley Lynch

Dear Brad:

As you know, on December 17, 2021, Peraso Technologies Inc. (the “Company”) completed its business combination with Peraso Inc. (formerly known as MoSys, Inc., the “Parent” and together with the Company, “Peraso”), by way of a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (Ontario). This offer letter (this “Agreement”) sets forth and confirms the amended terms and conditions of your ongoing employment with the Company and service to the Parent immediately following the completion of the Arrangement (the “Effective Time”). Except as specifically amended in this Agreement, your employment agreement dated August 1, 2009 (the “Employment Agreement”) and its terms and conditions shall remain in full force and effect.

This Agreement is intended to be binding, and if the terms contained herein are acceptable to you, please acknowledge your acceptance by signing in the signature block below. Upon your acceptance, this Agreement will become retroactively effective as of the Effective Time. Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Parent’s Amended and Restated Executive Change-In-Control and Severance Policy adopted as of April 15, 2022 (the “Change-In-Control and Severance Policy”).

Your employment with the Company as set forth herein is conditioned upon: (1) your execution of the Company’s standard form of Employment, Confidential Information and Invention Assignment Agreement; and (2) ratification of this offer by the Compensation Committee of the Parent’s board of directors (the “Committee”).

1.	Position; Responsibilities. You will serve as Chief Operating Officer of the Parent (“COO”) located in the Company’s Toronto office and will report directly to the Chief Executive Officer of the Parent (“CEO”). As COO, you will have the duties and responsibilities consistent with such position, including such duties and responsibilities as may be assigned to you from time to time by Peraso. It is understood that you will not be employed by any other person or organization at the time of commencement of your employment with the Company.

2.	Base Salary. Effective retroactively as of the Effective Time, your annual base salary will be US$275,000, less applicable withholdings and deductions (“Base Salary”), payable in accordance with the Company’s normal payroll procedures.

3.	Bonus. You will be eligible to receive an annual target incentive bonus of up to 50% of your Base Salary (“Target Bonus”), based upon the achievement of certain goals and performance criteria determined by the CEO and the Committee.

4.	Equity Award. You will be eligible to receive equity awards pursuant to the Peraso Inc. Amended and Restated 2019 Stock Incentive Plan. The type and amount of an equity award will be (i) determined by the Committee and (ii) commensurate with awards granted to other executives of Peraso.

Peraso Technologies Inc. 144 Front St W Ste 685 Toronto, Ontario M5J 2L7

5.	Severance. You will be eligible to receive the benefits that may be payable or offered pursuant to the Change-In-Control and Severance Policy. In addition, if you experience a Constructive Termination not in Connection with a Change-in-Control, you will be entitled to receive the following severance benefits from the Company:

a.	a single lump sum severance payment equal to one year of your then-current Base Salary, payable to you within 60 days following the termination of your employment;

b.	continuation of the full premium amount to provide all benefits (as existed on the date notice of termination is provided) in effect for you and your participating dependents, for a period of 12 months following the termination of your employment, subject to earlier termination of reimbursement as of the effective date you receive coverage under a group health insurance plan of another employer;

c.	payment of any Target Bonus earned but unpaid for the fiscal year preceding that in which, and the fiscal year in which (pro-rated until the date of termination of your employment), your employment was terminated; and

d.	all of your then unvested outstanding equity awards of the Parent will, as of the date of termination of your employment, immediately vest, become exercisable and remain exercisable and until the later of 24 months following the termination of your employment and the expiration of the equity award’s initial term.

Notwithstanding Section 5.1 of the Change-In-Control and Severance Policy, if you do not execute a release in exchange for your payments and benefits contemplated by this Section 5(a) through 5(d), then the Company shall only provide you with your minimum termination and severance payments and benefits you are entitled to pursuant to the Employment Standards Act, 2000 (Ontario), as may be amended from time to time (the “ESA”). Specifically, should you not execute a release in favour of the Company and any of its related entities, upon termination of your employment, the Company shall provide you with only your minimum entitlements pursuant to the ESA, which currently are: (A) the minimum notice or, at the Company’s option, pay in lieu of notice, required to be provided by the ESA; (B) statutory severance pay required to be provided by the ESA, if applicable; (C) payment of accrued vacation pay calculated through the end of the ESA notice period; and (D) continuation of the Company’s benefit plan contributions as required to be made pursuant to the ESA in order to maintain your benefit participation at the time your employment is terminated for the minimum period required by the ESA ((A) through (D) collectively referred to as the “ESA Entitlements”). Upon termination of your employment, you shall also be entitled to all accrued wages and vacation pay, if any, earned by you up to your date of termination but not yet paid.

You understand and agree that the provisions of Section 5 of this Agreement are fair and reasonable, and that the payments, benefits and entitlements referred to in Section 5 hereof are inclusive of any statutory payments and benefits, and are reasonable estimates of the damages which will be suffered by you in the event of the termination of your employment with the Company including in the event of a Constructive Termination (in which case Section 5 shall apply). Except as otherwise provided in Section 5, you shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, bonus, damages, or any additional compensation whatsoever, whether at common law or otherwise and by entering into this Agreement, you voluntarily waive such notice or payments in lieu. You further understand and agree that you are not entitled to any compensation or damages for any bonus payments, other than as required pursuant to the ESA, whether pursuant to common law or contract and you waive the right to receive damages or payment in lieu of any forfeited bonus payment. If the ESA Entitlements provide for a greater payment or benefit than any payment or benefit due to you pursuant to Sections 5(a) through 5(d), then the applicable ESA Entitlements shall apply and under no circumstances shall you receive less than your ESA Entitlements.

Peraso Technologies Inc. 144 Front St W Ste 685 Toronto, Ontario M5J 2L7

6.	Other Benefits. You will also be eligible to participate, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program, in the Company’s health and welfare plans available for senior management. Please consult the terms of those plans, which govern your eligibility and terms, and/or contact the Company’s Human Resources Department. You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting Peraso’s business, in accordance with Peraso’s policy and procedures.

You should be aware that, subject to Section 5 above, your employment with the Company is for no specified period and the Company is free to conclude its employment relationship with you at any time upon the provision of the termination entitlements contemplated by Section 5 herein.

To confirm your acceptance of the Company’s amended offer of employment as set forth in this Agreement, please sign and date this Agreement in the space provided below and return it to the Company’s Human Resources Department within three business days of the date of this Agreement. This Agreement and the Employment Agreement, together with the Company’s standard employment policies and procedures in effect from time to time, constitute the entire terms of your employment with the Company and supersedes all prior representations or agreements, whether written or oral. This Agreement is to be governed by the laws of Ontario. To the extent that any of the terms of this Agreement or any of the foregoing agreements conflict with the Company’s standard employment policies and procedures in effect from time to time, the former shall govern. This Agreement may not be modified or amended except by a written agreement signed by the Company and you.

If you have any questions, please feel free to call me. We look forward to your favorable reply and to a continued productive working relationship.

Sincerely,

Peraso Technologies Inc.

/s/ Ronald Glibbery
Name:	Ronald Glibbery
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO
this 15 day of April, 2022.

/s/ Bradley Lynch
Bradley Lynch

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